As filed with the Securities and Exchange Commission on April 3, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

STRATUS PROPERTIES INC.
 (Exact name of registrant as specified in its charter)

Delaware		72-1211572
(State or other jurisdiction		(I.R.S. Employer
of incorporation or organization)	1615 Poydras Street	Identification No.)

New Orleans, Louisiana 70112
(address, including zip code,
of Registrant’s principal executive offices)
Stratus Properties Inc. 2002 Stock Incentive Plan

Kenneth N. Jones
Stratus Properties Inc.
98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701
(512) 478-5788
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit			Proposed maximum aggregate offering price			Amount of registration fee
Common Stock ($0.01 par value per share)	265,000 shares 90,000 shares	$ $	8.01 9.25	(2)	$ $	2,122,650.00 832,500.00	(2)	$ $	171.72 67.35
Preferred Stock Purchase Rights	355,000 shares	$	--.--	(3)	$	--.--	(3)	$	--.--	(3)
Total	355,000 shares	$	--.--			$2,955,150.00			$239.07

(1)

Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares and rights registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq National Market on March 31, 2003.

(3)

Preferred Stock Purchase Rights are attached to and trade with the Common Stock of the Company. The value attributable to such Rights, if any, is reflected in the market price of such Common Stock. Because no separate consideration is paid for such Rights, the registration fee for such securities is included in the fee for such Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Stratus Properties Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

(a)     The Company’s latest annual report on Form 10-K

(b)     All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a);

(c)     The description of the Company’s Common Stock included in the Company’s Registration Statement on Form 10 dated March 25, 1992, filed under the Securities Exchange Act of 1934, including any amendment thereto or report filed for the purpose of updating such description.

(d)     The description of the Company’s Preferred Stock Purchase Rights included in the Company’s Registration Statement on Form 8-A filed on May 23, 2002, filed under the Securities Exchange Act of 1934, including any amendment thereto or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

                  Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Under the Company’s Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Company is obligated to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company’s Certificate of Incorporation makes such indemnification rights contract rights and entitles directors and officers to initiate legal action against the Company to enforce such indemnification rights.

                 The Company’s Certificate of Incorporation also provides that, to the fullest extent permitted by Delaware law, a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the Company’s Certificate of Incorporation does not eliminate a director’s liability for breach of the duty of loyalty, acts or omissions not in good faith, certain payments not permitted under the Delaware General Corporation Law, or transactions in which the director derives an improper benefit. The Company’s Certificate of Incorporation also authorizes the Company to enter into indemnification agreements with any such persons providing for indemnification rights to the maximum extent permitted by law. The Company has purchased directors and officers liability policies to insure certain liabilities of its directors and officers.

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Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

	5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

	23.1	Consent of PricewaterhouseCoopers.

	23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

	24	Powers of Attorney pursuant to which this Registration Statement has been filed on behalf of certain officers and directors of the Company.

Item 9.	Undertakings.

	(a)	The undersigned registrant hereby undertakes:

                                (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                 (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 2, 2003.

STRATUS PROPERTIES INC.

By:	/s/ William H. Armstrong III
William H. Armstrong III
Chairman of the Board, President, and
Chief Executive Officer

POWER OF ATTORNEY

                KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of William H. Armstrong III and John E. Baker, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chairman of the Board, President,
/s/ William H. Armstrong III	and Chief Executive Officer	April 2, 2003
William H. Armstrong III	(Principal Executive Officer)

/s/ John E. Baker	Senior Vice President and	April 2, 2003
John E. Baker	Chief Financial Officer

*	Vice President and Controller	April 2, 2003
C. Donald Whitmire, Jr.	(Principal Accounting Officer)

*	Director	April 2, 2003
James C. Leslie

*	Director	April 2, 2003
Michael D. Madden

*	Director	April 2, 2003
Bruce G. Garrison

/s/ William H. Armstrong III
William H. Armstrong III
Attorney-in-Fact

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